Exhibit 99.1
(Translation from Japanese disclosure to JASDAQ)
January 30, 2006
[U.S. GAAP]
Consolidated Annual Financial Results Release
For the 12 Months Ended December 31, 2005
Jupiter Telecommunications Co., Ltd. (Consolidated)

Company code number: 4817 (URL http://www.jcom.co.jp/)
Shares traded: JASDAQ
Location of headquarters: Tokyo
Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer
Please address all communications to:

Koji Kobayashi, IR Department	Phone: +81-3-6765-8158 E-Mail: KobayashiKo@jupiter.jcom.co.jp

Hiroto Motomiya, Accounting Controlling	Phone: +81-3-6765-8140 E-Mail: MotomiyaH@jupiter.jcom.co.jp
Date of Board of Directors’ meeting for approval of annual financial results: January 30, 2006
Date of Annual Shareholder’s meeting : March 28, 2006
Name of parent companies (Percentage of voting rights held in the Company)
          LMI/Sumisho Super Media, LLC (62.65%*)
          Liberty Global, Inc. (Listed on the NASDAQ) (62.65%)

*	Percentage of shareholdings in LMI/Sumisho Super Media, LLC is 58.66% for Liberty Global, Inc. and 41.34% for Sumitomo Corporation
Adoption of U.S. accounting standards: Yes
1. Consolidated operating results (From January 1, 2005 to December 31, 2005)
(1) Consolidated financial results

(In millions of yen, with fractional amounts rounded)

					Income before income
	Revenue		Operating Income		taxes		Net Income

		%		%		%		%
December 31, 2005	183,144	13.5	24,475	8.3	16,748	32.1	19,333	78.7
December 31, 2004	161,346	12.7	22,592	71.1	12,679	128.0	10,821	102.2

		Net income per share	Net income ratio to net	Income before income	Income before income
	Net income per share	(diluted)	worth	tax ratio to total assets	tax ratio to total revenue

	(Yen)	(Yen)%		%	%
December 31, 2005	3,178.95	3,168.81	9.9	3.5	9.1
December 31, 2004	2,221.47	2,221.47	9.2	2.9	7.9

(Notes)
1. Gains on investments through equity method accounting:

December 2005 term: 651 million yen	December 2004 term: 610 million yen
2. Average number of outstanding shares during term (consolidated):

Basic	December 2005 term: 6,081,511 shares	December 2004 term: 4,871,169 shares
Diluted	December 2005 term: 6,100,971 shares
3. Changes in accounting methods: None
4. The percentages shown next to revenue, operating income, income before income taxes and net income represent year-on-year changes.

(2) Consolidated financial position

			Equity capital ratio to	Shareholders' equity
	Total assets	Shareholders' equity	total assets	per share
	(Millions of yen)	(Millions of yen)%		(Yen)
December 31, 2005	516,457	251,445	48.7	39,511.48
December 31, 2004	439,291	138,370	31.5	26,888.43

(Notes)
Number of outstanding shares at end of term (consolidated):

December 2005 term: 6,363,840 shares	December 2004 term: 5,146,074 shares
(3) Consolidated cash flow statement

	Cash flows from	Cash flows from	Cash flows from	Balance of cash & cash
	operating activities	investing activities	financing activities	equivalents
	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)
December 31, 2005	62,059	(58,526)	21,330	35,283
December 31, 2004	52,512	(39,882)	(9,996)	10,420

(4) Scope of consolidation and application of the equity method
Consolidated subsidiaries: 20
Affiliated companies accounted for under equity method: 7
(5) Changes in scope of consolidation and in application of the equity method

Consolidation (new): 3	(elimination): 2

Equity method (new): 2	(elimination): 1

2.	Consolidated forecasts for December 2006 term (From January 1, 2006 to December 31, 2006)

			Income before income
	Revenue	Operating income	taxes	Net income

	(Millions of yen)	(Millions of yen)	(Millions of yen)	(Millions of yen)

Annual	220,000	31,500	27,000	18,500

(N.b.) Estimated net income per share (annual): 2,907.05yen

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

(as of December 31, 2005)

Customers
Flow of services provided
Flow of fees for services provided
Flow of funds
Subscription fees, etc.
Installation
Cable TV
High-speed Internet
Telephony
Bundling Service
(Triple-Play Service)
Cable TV Companies 20 managed/non-managed companies
19 managed companies
(Consolidated)
J:COM Tokyo Co., Ltd.
J:COM Gumma Co., Ltd.
Cable Vision 21 Inc.
J:COM Kita Kyushu Co., Ltd.
Hokusetsu Cable Net Co., Ltd.
Tsuchiura Cable Television Co., Ltd.
J:COM Kansai Co., Ltd.
Urawa Cable Television Network Co., Ltd.
J:COM Shonan Co., Ltd.
Odakyu Telecommunication Services Co., Ltd. *1
Cable Television Kobe, Inc
Cable Net Kobe Ashiya Co., Ltd.
Media Saitama Co., Ltd.
J:COM Chiba Co., Ltd.
J:COM Kanto Co., Ltd.
J:COM Sapporo Co., Ltd.
J:COM Chofu Co., Ltd.
(Affiliates)
Fukuoka Cable Network Co., Ltd.
Cable Net Shimonoseki Co., Ltd.
1 non-managed company
(Affiliate)
Green City Cable TV Corporation
Interconnection agreement
Connection fee
Regional telephone, long-distance telephone, international telephone, cellular telephone, and PHS (Personal Handyphone System) carriers
Internet-access service
Connection fee
Internet service providers
(Consolidate subsidiary)
@NetHome Co., Ltd.
(Affiliate)
Kansai Multimedia Service Co., Ltd. *2
Installation
Installation fee
Infrastructure and equipment installation for cable TV broadcasting and telecommunication
(Consolidate subsidiary)
J:COM Technologies Co., Ltd.
Technological support for Jupiter Telecommunications' management based on MSO contract
Commission
For only managed companies
Companies covered by syndicate loan agreement
Programming and distribution fee
Program distribution
Management based on MSO (multiple-system operation) contract
Management fee
Financial Support
Financing subsidiary
(Consolidate subsidiary)
J:COM Finance Co., Ltd.
Financial Support
Holding company
(Parent company)
LMI/Sumisho Super Media, LLC
Equity Participation
Jupiter Telecommunications Co., Ltd.
Equity Participation
Equity Participation
General trading company
(Other related company)
Sumitomo Corporation
Equity Participation
Distribution fee
Programming fee
Programming fee
Advertising business using free information publications
(Affiliate)
KADOKAWA-J:COM Media Co., Ltd.
Programming
Programming companies
Distribution
Programming
Digital broadcast signal transmission
(Affiliate)
Japan Digital Serve Corp.
Planning and services for VOD
(Affiliate)
Jupiter VOD Co., Ltd.
Investment in media industry
(Parent company)
Liberty Global, Inc.

Bundled services provided by non-managed franchises are different from ours.

Telephony services are not provided at some managed franchises.

*1 Odakyu Telecommunication Services Co., Ltd. changed its name to become J:COM Setamachi Co., Ltd. on January 1, 2006.

*2 Kansai Multimedia Service Co., Ltd. became a consolidated subsidiary on January 6, 2006.

2. Management Policy
(1) Fundamental management policy
The basic management philosophy of the Jupiter Telecommunications Co., Ltd. (J:COM) Group’s (the J:COM Group—consists of the Company, consolidated subsidiaries and equity method affiliates) defines the Company’s mission as enhancing the sense of affluence felt by customers in their daily lives by meeting their needs through state-of-the-art visual, audio and Internet services based on high-quality technologies.
In order to realize its management philosophy, the J:COM Group provides three services as a comprehensive one-stop provider: (1) cable television (J:COM TV), (2) high-speed Internet access (J:COM NET), and (3) telephony services (J:COM PHONE). These services are provided through the Group’s managed system operators (listed in the “1.Status of the Jupiter Telecommunications Co., Ltd. (J:COM) Group” chart), which use the J:COM broadband (high speed, large capacity) network. In addition, the Group expects, in the spring of 2006, to add mobile services to its product lineup as it evolves from a triple provider (cable television, Internet, telephone) to a “grand slam” provider with four services. Through such services, the J:COM Group endeavors each day to build close relationships with customers and local communities. The aim of its efforts is to become the kind of company able to return the benefits of its achievements to its local communities and shareholders.
As the leader in the broadcast telecommunications industry in Japan, J:COM will seek to gain the satisfaction and trust of all stakeholders, including customers, local communities and shareholders. To achieve sustained growth, the Company will expand the range of its services and content hereafter by utilizing the technologies and know-how that it has accumulated over the years, and will carefully explore all opportunities in new areas of business.
(2) Fundamental policy regarding the distribution of profits
Management believes it is important to return profits to shareholders. Toward that end, the Company will continue to consider an appropriate distribution of profits over the long run, while maintaining and strengthening its financial standing to enable business development that would maximize its corporate value for future growth.
(3) Philosophy and fundamental policy regarding reductions in the size of the investment unit
The Company believes that expanding its base of shareholders and increasing the marketability of its shares are important issues from the standpoint of capital policy. Contingent upon its share price and liquidity moving forward, the Company will consider reducing minimum trading lots for shares.
(4) Target management indices
The target of the J:COM Group’s services is the individual subscriber. Hence the ability of the J:COM Group to bundle services as a one-stop provider and at reasonable prices is its most powerful advantage. J:COM believes that the important benchmarks for measuring the effectiveness of management are revenue, subscriber numbers, revenue generating units (RGUs) per subscribing household or number of services per subscribing household, average monthly revenue per user (ARPU), and churn rate.
In terms of profitability, the Company believes that operating cash flow (OCF) and OCF margins are the important indices for measuring its economy of scale against fixed costs including selling, general and administrative expenses.
(5) Medium- and long-term management strategies
The J:COM Group has identified “Volume plus Value” as the core of its management strategy, and will continue to pursue economy of scale (expanding volume) while putting further efforts into increasing the attractiveness of the J:COM Group’s services (increasing value).
In terms of volume strategy, the J:COM Group is endeavoring to increase subscriber numbers in existing markets by taking the following actions: strengthening its sales and marketing capabilities, actively marketing to households that currently receive retransmission services, expanding the customer base by exploiting the increasing visibility of the digital service and the shift from analog to digital terrestrial broadcasting, and promoting business based on its strong local presence. In addition, the J:COM Group will promote other measures to expand existing market areas, including: extending its network, forming strategic alliances with other geographically proximate cable television operators and so forth, or acquiring them. In the rapidly changing broadcast communications industry, the ability to adapt immediately to new technologies and new services is vital; the J:COM Group will work in tandem with other companies in the cable television industry to enhance the competitive advantage of the industry as a whole and provide services to other cable television systems.
In terms of value strategy, the J:COM Group will endeavor to increase the number of services provided per subscribing household (bundling ratio) through bundled transactions, and to increase the ARPU by enhancing the added value of its existing services. In addition to existing services, the J:COM Group will provide mobile services starting from the spring of 2006 and will strive to lower churn rates and to increase ARPU. The J:COM Group is also preparing an organizational structure that will enable sustained growth moving forward.
(6) Issues requiring action
The paramount issue facing the J:COM Group is sustaining consistent growth hereafter in the face of increasingly harsh competition with satellite operators and telecommunications carriers.
To sustain future growth, the J:COM Group will steadily execute its growth strategies described in the following paragraphs to increase subscriber numbers and ARPU.
a. Strengthening sales and marketing capabilities
The J:COM Group currently deploys approximately 1,900 persons in direct sales teams that cover the densely populated urban areas of the Kanto, Kansai and Kyushu regions, and also in Sapporo. Sales personnel take a consultative sales approach by meeting customers face-to-face and listening to their needs. To enable sales teams to present information on increasingly complex digital services in a detailed yet easy-to-understand manner, the J:COM Group focuses on two tasks: providing a higher level of training to sales representatives and increasing the percentage of sales representatives employed by managed system operators as full-benefit employees or as contract employees. Moreover, the J:COM Group is using customer centers—three in the Kanto region, and one each in the Kansai, Kyushu and Sapporo regions—to supplement direct sales activity. At these centers, personnel are equipped not only to respond to inquiries from customers but also to explain services over the phone and to schedule installations. The aim is to attract new subscribers and to sell additional services to existing customers. The J:COM Group also plans to add two additional customer centers in the Sapporo and Kyushu regions in spring 2006 to enable it to conduct more efficient sales and marketing focusing on outbound call activities.
To coincide with its listing on the JASDAQ Securities Exchange on March 23, 2005, the Company changed its corporate logo to J:COM, a new branding concept. The colon in J:COM is meant to suggest the Company’s role as a connecting point between the customer and the future; it is also meant to symbolize the J:COM Group’s desire to link customers with J:COM, customers with their communities, and families with families through the J:COM “window.” In marketing its services hereafter, the J:COM Group will stress four key words or phrases which denote the strength of the J:COM Group: “Face to Face”, “Fun”, “Advanced” and “Reliability and Assurance.”
b. Actively marketing to households that receive retransmission services
In addition to the J:COM Group’s 2.003 million paying households (as of the end of the fiscal year under review; 2.136 million households on a total managed system operators basis), 3.113 million households (as of the end of the fiscal year under review; 3.414 million on a total managed system operators basis) in multiple dwelling units (MDUs) or in areas affected by signal interference are currently connected to the J:COM Group’s network. The J:COM Group provides these households with retransmission services for viewing terrestrial broadcasts on their television sets without using an antenna, in addition to providing local information through community channels. The community channels represent a potential medium for delivering promotional messages or advertisements on the J:COM Group’s services. Consequently, the J:COM Group has an edge over its competitors in this segment of the market. Moreover, because these households are already connected to the Company’s network, initial installation costs can be kept below what they would have otherwise been. The J:COM Group utilizes these advantages by promoting bulk contracts called “J:COM IN THE ROOM” for MDUs to convert them into a stable revenue source. This represents a different approach from the conventional way of marketing targeted at individual customers, as the J:COM Group’s sales staff proposes that the MDUs’ owner or management associations require all households living in the MDUs to subscribe to its service in bulk. The bulk contract volume has been increasing steadily since March 2005, since it fulfills the owners’ needs to raise the MDUs’ asset value and increase rent revenue by shortening vacancy periods. A further impact that J:COM Group can expect from the bulk contract includes prevention of competitors’ entering into the market and reduction of the churn rate at MDUs that were subject to frequent churn. The Company will propel the marketing activities of the bulk contract for MDU owners through strengthening bundled service of J:COM TV and J:COM NET.
c. Expanding the customer base by exploiting the increasing visibility of the digital service and the shift from analog to digital terrestrial broadcasting
The Ministry of Internal Affairs and Communications has mandated that all terrestrial television broadcasting be changed from analog to digital by July 2011. With the announcement of this policy, many terrestrial broadcasters have already begun digital broadcasting in the Kanto, Kansai and Nagoya regions. Terrestrial digital broadcasts are expected to be available in all major cities nationwide by the end of 2006. Ordinarily, those who wish to view terrestrial digital broadcasts must have a special antenna and a digitally adapted television or digital tuner. This is not true of subscribers to the J:COM Group’s digital service, who can watch terrestrial digital broadcasts, including a great number of attractive high-definition programs, by using a digital set-top box. As the general public’s awareness of terrestrial digital broadcasting increases, the attractiveness of the J:COM Group’s digital service will grow in the eyes of potential customers. This is an opportunity that will be vigorously pursued, and the J:COM Group will make the most of this chance to increase subscribers to its digital service. In addition to terrestrial digital broadcasts, J:COM offers other digital services through its single set-top box, including high-definition BS (broadcast satellite) and cable digital1 broadcasting, electronic programming guides (EPG), and video on demand (VOD).
1 As of December 2005, the J:COM Group has implemented changes to the provision of CS (communications satellite) digital broadcasts for all subscribers to the J:COM Group’s digital service. The change means that broadcasts previously provided through satellite are now provided through the optical transmission network of Japan Digital Serve Corp. (JDS), which operates a broad-area distribution network for cable television providers. Accordingly, the J:COM Group now uses the term “cable digital broadcasts” for the service previously referred to as “CS digital broadcasts.”
d. Promoting business based on strong local presence
The principal characteristic—and principal strength—of cable television operators is their strong local flavor and their close ties to the communities they serve. Consequently, the J:COM Group has taken a two-pronged approach in each market: concentrating functions that contribute to economies of scale within the multiple-system operator (MSO); and, at the same time, assigning staff who are intimately familiar with the area to handle local operations at managed system operators, assuring that sales, marketing and customer service suit the conditions and environment of each locale. The managed system operators also produce and broadcast community channels that cover local governmental events and topics relating to the local community. Also, in conjunction with program suppliers, each of the managed system operators organizes various local events that target mainly its local customers.
To promote a sales approach that is increasingly locally oriented, the J:COM Group is endeavoring to increase the number of sales representatives hired locally and to increase the ratio of local hires who become full-benefit employees of its managed system operators. The J:COM Group is also endeavoring to provide more effective and in-depth training programs to sales personnel.
The J:COM Group has also established customer centers in each market area that can respond efficiently to telephone calls and email inquiries from customers because they are manned by personnel familiar with the social and cultural peculiarities of each locale. The technical support centers deployed in each market also provide prompt responses to requests for new installations or troubleshooting.
The J:COM Group firmly believes that promoting business based on its strong local presence strengthens the Company’s ties with its customers, local governments and communities, and enhances customer satisfaction.
e. Extending the J:COM network
One of the growth strategies of the J:COM Group is to concentrate resources on extending its network in order to increase the number of serviceable households, or “homes passed.” (“Homes passed” refers to the number of households that can be connected through lines that have been laid for cable television, high-speed Internet access and telephony.)
In determining plans for extending its network, the J:COM Group takes into account factors for the areas being considered such as characteristics of the area, competition with other companies, on-the-ground sales capabilities and investment efficiency.
In 2005, the J:COM Group made an effort to increase the number of serviceable households or “homes passed.” This initiative was focused on the following areas: Sayama City, Kawachinagano City and Tondabayashi City in Osaka; Kiyota Ward and Minami Ward in Sapporo, Hokkaido; and Noda City, Chiba. In addition, there was a commensurate increase in serviceable households due to new housing construction in areas where cable had already been laid. Moreover, the number of the J:COM Group’s “homes passed” expanded as a result of acquisition of CATV operators. Consequently, the number of “homes passed” on a consolidated basis in the fiscal year ended December 31, 2005, rose to 7.297 million households, up 1.009 million households from the same period in the previous year.
The J:COM Group will continue to make the extension of its network an important part of its management strategy hereafter, and will take vigorous steps to bring these plans to fruition.
f. Forming strategic alliances with other geographically proximate cable television operators and other businesses or acquiring them
The J:COM Group’s managed system operators are concentrated in the Kanto, Kansai and Kyushu regions and Sapporo. Organizing managed system operators by region enables the J:COM Group to reduce network construction costs and to introduce new services rapidly. This in turn allows the J:COM Group to provide service to a larger number of customers on the basis of a common operational infrastructure—an infrastructure comprising station operations, sales, technical support, and customer service. Given the characteristics of the industry—the large number of small companies involved, increasing competitive pressures from both inside and outside the industry and the larger investments demanded by the shift to digital broadcasting, etc.—the J:COM Group believes that smaller cable television operators will begin moving toward mergers or alliances with companies that have larger managerial resources.
Amid this industry environment, the Company acquired all shares of Odakyu Telecommunication Services Co., Ltd. on September 30, 2005, making it a consolidated subsidiary. Now doing business as J:COM Setamachi, the subsidiary operates a cable television business in areas along the rail lines of Odakyu Electric Railway Co., Ltd. In addition, the Company made Cable Television Kobe, Inc., a consolidated subsidiary (65.13% voting rights as of the end of the fiscal year under review) on November 7, 2005, from its previous status as an equity method affiliate. Other developments include the conclusion of a basic agreement with Sumida Ward, Tokyo to assign certain shares in Sakura Cable TV Co., Ltd. to J:COM. The memorandum of agreement, which was announced in December 2005, is subject to approval at a Sumida Ward Council meeting to be held in March 2006. After the transaction is completed, the Company will consider purchasing shares from other shareholders to gain majority control over Sakura Cable TV. Further, the Company acquired 81.00% of the shares outstanding in Rokko Island Cable Vision Co., Ltd. on January 10, 2006, making it a consolidated subsidiary.
The J:COM Group will continue to pursue equity-based alliances with cable television operators that are operating in areas close to its own system operators. Alternatively, if the opportunity arises, it will pursue friendly acquisitions of such operators.
Equity-based alliances and acquisitions of companies other than cable television operators are also viewed as an important strategy for the J:COM Group. In the Kansai region, the Company increased its stake of outstanding shares issued by Kansai Multimedia Service Co., Ltd. from 25.75% to 64.0% on January 6, 2006. Consequently, Kansai Multimedia Service was made a consolidated subsidiary of the company. Together with the acquisition of @NetHome Co., Ltd., the Company has acquired control of two major ISPs for cable system operators. Looking ahead, the Company will seek to increase its synergies for content development and existing businesses, in addition to further strengthening its foundation for business.
g. Strengthening the competitiveness of the entire cable television industry
The J:COM Group recognizes that the ability to adapt rapidly to new technologies and services in a rapidly changing broadcast telecommunications industry is important. At the same time, it believes that, in order to resist competitive inroads from other companies, it is vital to collaborate with other cable television companies over broad geographical areas to increase the entire industry’s presence. As part of this strategy, Jupiter Telecommunications purchased a stake in Japan Digital Serve Corp. (JDS) in July 2005. JDS is an operator of a broad-area distribution network for cable television providers. Starting in December 2005, all managed system operators of the J:COM Group began using the nationwide optical transmission network developed by JDS that links the Tokyo-Osaka-Fukuoka corridor. As a result of this development, the J:COM Group now provides its digital cable subscribers with cable digital programming without relying on satellites. Furthermore, the J:COM Group added high-definition channels (Discovery HD, FOXlife HD) exclusive to cable television operators in December 2005, utilizing the JDS optical transmission network. Looking ahead, the J:COM Group will strengthen the competitiveness of the cable television industry by adding attractive content exclusive to cable television operators. This content will range from high-definition broadcasts to programs with local content.
The company will simultaneously seek to enhance its revenues by providing services to independent cable television operators in which the Company does not hold a stake. These services will include cable television digital distribution and primary IP telephony.
In terms of the former, the Company has already begun providing digital broadcasting, pay-per-view (PPV) and other digital services to two operators affiliated with Mediatti Communications, Inc (Mediatti). In terms of the latter, the Company, together with its subsidiary, @NetHome Co. Ltd., and Mediatti have reached a basic agreement for @NetHome to provide wholesale primary IP telephony services to Mediatti, based on Jupiter’s expertise in primary IP telephony services. The Company is also moving ahead with plans to provide video on demand services to other cable television operators.
h. Increasing the number of services provided per household (bundling ratio)
The Company believes that the J:COM Group’s bundled service, in which the three services provided by the Group (J:COM TV, J:COM NET, and J:COM PHONE) are combined in a single package, is superior to similar services provided by other companies in terms of service content and quality, level of customer service, pricing structure, and other factors. The bundling ratio, which indicates the number of services provided per household as of the end of the fiscal year under review, stood at 1.73 on a consolidated basis(1.72 for total managed system operators basis), contributing to a higher ARPU. Another factor in this regard is that, as the bundling ratio increases, the churn rate declines. Consequently, the J:COM Group will continue to promote bundled transactions.
i. Increasing ARPU by enhancing the added value of existing services
To increase ARPU, the J:COM Group will aim to enhance added value for its three existing services through higher quality and performance.
The following section details the status of current services and the actions being taken to establish new services.
Cable television (J:COM TV)
The J:COM Group began full-fledged marketing of J:COM TV Digital service in April 2004. Subscriber households have grown steadily since the launch of the service, standing at 621,000 households (36.8% of all cable television subscribing households) at the end of the fiscal year ended December 31, 2005 on a consolidated basis. The J:COM Group provides this digital service at a monthly rate of 4,980 yen (including rental costs for the set-top box but before taxes), which is 1,000 yen higher than the charge for its analog J:COM TV. Hence, promoting the shift to digital services contributes to a higher average revenue per customer. In the J:COM TV Digital service, subscribers can choose a basic package that offers substantial value, including terrestrial digital and BS digital broadcasts, with their large offerings of high-definition programs, as well as cable digital broadcasting, which features carefully selected and highly attractive specialty channels. Since December 2005, the basic package has been expanded with high-definition channels (Discovery HD, FOXlife HD) exclusive to cable television operators. These channels use the nationwide optical transmission network of JDS. The basic package also includes electronic programming guides (EPG), many premium channels that are available on a monthly basis, and a pay-per-view (PPV) service, where subscribers pay only for the programs watched. In addition, the J:COM Group began a video on demand (VOD) service (J:COM On Demand) through all of its managed system operators from July 1, 2005; J:COM On Demand enables viewers to select and watch programming whenever they want. The VOD service is one example of an interactive digital service that takes maximum advantage of the Company’s broadband network; and it is a service that cannot be duplicated by satellite TV operators.
Finally, the J:COM Group has plans to begin a digital video recording (DVR) service expected in the spring of 2006, which will feature an internal hard disk in its set-top box capable of recording high-definition broadcasts. The DVR service will enable recording of programs to the internal hard disk, freeing customers from the usual annoyances of tape management. The service will also use EPG service to simplify timer recording and will include a “time shift2” function to significantly improve convenience for users. Various marketing surveys indicate that DVR services are highly anticipated by customers due to these advantages. The Company accordingly maintains high expectations for the spread of DVR service.
2 A function that can simultaneously record “live” TV programs and reproduce/pause programs, just like a video player.
High-speed Internet access (J:COM NET)
The J:COM Group provides a high-speed Internet access service primarily delivering speeds of either 30 Mbps and 8 Mbps through its Internet service providers (ISPs) @NetHome Co., Ltd. and Kansai Multimedia Service Co., Ltd. The monthly charge for these services is 5,500 yen for the 30 Mbps service and 4,980 yen for the 8 Mbps service (both before taxes). Since August 2005, the J:COM Group has offered the J:COM NET Hikari service for multiple dwelling units (MDUs). This service, which requires that optical fiber cables be connected to the MDUs, utilizes coaxial wiring in the buildings. The ultra high-speed Internet access service offers speeds of up to 100 Mbps for customers who require even faster Internet access.
The primary market for J:COM Group’s Internet service consists of family users. To ensure their satisfaction, the

J:COM Group endeavors continually to expand and broaden the basic offerings of J:COM NET. As a result, the basic Internet package currently permits five email accounts to be opened free of charge and offers a wide array of security services, mail and Web virus scanning, parental control software3, and spam mail filters. The Company also offers an optional home networking service that uses a modem with integrated wireless LAN capability for cable-free networking. The monthly charge for this service is 500 yen (before tax). The J:COM Group plans to continue adding a variety of services based on new technology as these become available.
3 Parental control software is installed on the user’s PC and communicates with central servers to block undesirable sites according to a specified level. Users can also configure the software to block specific sites or those that contain certain keywords.
Telephony service (J:COM PHONE)
The J:COM Group has until now offered primary fixed-line telephony services that use switching technology. These services are comparable in quality to the fixed telephone services of Nippon Telegraph and Telephone East Corp. and Nippon Telegraph and Telephone West Corp. In 2005, managed system operators and systems launching telephone services for the first time introduced fixed-line telephony services with the same quality and features using IP technologies. These IP telephony services were introduced by J:COM Sapporo Co., Ltd. in April 2005, in the Minami-Osaka system of J:COM Kansai Co., Ltd. in October 2005 and in J:COM Chofu Co., Ltd. in November 2005. The J:COM Group provides high-quality, primary IP telephony services with number portability and the ability to place emergency calls (110, 118 and 119). These services are distinct from optional IP telephony services (050 prefix) offered by some ISPs. Looking ahead, the J:COM Group will launch primary IP telephony services through J:COM Gunma Co., Ltd., J:COM Setamachi and Cable Television Kobe, Inc. during 2006.
j. Development of new services
Based on its customer base of over two million households and other resources—its brand strength, marketing, sales and technical capabilities, customer service infrastructure and billing platforms, etc.—the J:COM Group will continue to develop new services. Specifically, the Company will offer a new mobile service beginning from the spring of 2006, in partnership with WILLCOM, Inc. The entry into the mobile business is designed to improve customer satisfaction by strengthening the Company’s overall ability to provide services. The move is also designed to lower churn rates and improve ARPU.
The Company also acquired a 50% stake in KADOKAWA-J:COM Media Co., Ltd. in November 2005, making it an equity method affiliate in order to strengthen regional marketing. Plans for the affiliate include involvement in planning, production and distribution of free information publications, and regional information advertising via free information publications, cable television programs and the Internet.
The J:COM Group is further examining the possibility of introducing a new mobile service aimed at the approximately 200,000 SOHO businesses within its service area. Other potential new services include interactive TV services and home security services that utilize interactive digital technology.
This ability to provide a high-value-added, reasonably priced lifeline service in a one-stop format under a single bill is where the J:COM Group excels; the J:COM Group believes that increasing customer satisfaction through the provision of such services will generate higher ARPU.
k. Preparing an organizational structure to achieve sustained growth
The Company is currently preparing a new organizational structure to enable sustained growth moving forward. In an effort to strengthen product management, the Company has adopted an organizational structure split by product segment, under the supervision of the Service Strategy Division and the Business Promotion Dept. The Company has also implemented organizational changes to achieve unified management and operations of products and services. The unified approach covers the processes from strategic proposal of products and services through to their design and development, extending to commercialization and market introduction. These organizational changes emphasize strategic action and speed in order to overcome intensifying competition in the future. Looking ahead, the Company will continue to take a flexible approach as it seeks to improve and reassess its organizational structure as the need arises.
In an effort to improve the consistency of customer service and level of customer satisfaction, the Company reorganized its customer operations on January 1, 2006 by establishing a new Customer Care Division. The new Division oversees the work of the Customer Operations Department and the newly formed Tele-sales Promotion Department. The latter department conducts outbound call marketing of additional services to existing customers in addition to the traditional approach of waiting to receive telephone inquiries and applications.
Technical support centers, established in each region to set up new services and resolve technical issues, have been integrated with the operations of J:COM Technologies Co., Ltd. (a 100% subsidiary). The move is designed to increase the efficiency of technical operations.
In addition to the aforementioned growth strategies, the J:COM Group is pursuing economies of scale by further exploiting its advantages as an MSO. At four monitoring centers that cover its main marketing regions, the J:COM Group currently implements systems-monitoring programs which enable it to constantly monitor its networks. In relation to headend systems, digital headend functions have been designed to cover the entire country with three locations since the start of its operations. To the subscribers of newly consolidated group companies, J:COM Setamachi and Cable Television Kobe, J:COM digital services will be available through the aforementioned efficient, sophisticated facilities and structure.
The J:COM Group also believes that promoting a unified marketing program organized under the J:COM brand will stabilize selling, general and administrative expenses while bringing about more efficient sales promotion activities.
Finally, with an expanding base of customers as a backdrop, the J:COM Group intends to use its increasing bargaining power with our vendors as a means of acquiring programming and equipment on more advantageous terms.
(7) Basic approach and implementation of corporate governance measures
a. Basic approach to corporate governance
At J:COM, corporate governance is considered essential to improving the efficiency of management and maintaining the health of the Company. Corporate governance is also viewed as essential to ensuring transparency of management in achieving these objectives. J:COM is strengthening its approach to corporate governance in order to establish a management structure best suited to the Company. This initiative is aimed at maximizing corporate value over the medium- and long-term future in the eyes of shareholders and customers as well as employees and society.
b. Implementation of corporate governance measures
Management decision-making and supervisory functions centering on system of directors and auditors
1. Board of Directors
The Board of Directors consists of 13 directors including 6 outside directors. The responsibilities of the Board of Directors include making decisions about the Company’s management policy, management strategy and business plan. The Board of Directors also decides on the acquisition and disposal of important assets and makes critical decisions regarding the organization and personnel. In addition, the Board of Directors supervises the execution of business by the Company and its subsidiaries. Directors are appointed for one-year terms in order to achieve a management structure that can swiftly respond to changes in the business environment.
2. Auditor structure
The board of statutory auditors consists of three auditors including one outside auditors4 and one full-time auditor. Auditors are guided by an auditing plan prepared by the board of statutory auditors. Auditors review every aspect of business activities including business policies, business plans and procedural conduct. Implementation of business and the status of legal compliance are also audited. Auditors attend important meetings such as Board of Director meetings and are responsible for inspecting critical corporate documents and auditing subsidiaries. These findings are reported to the board of statutory auditors. The accounting auditor provides auditors with reports and descriptions of audit findings on an as-needed basis. Auditors are also responsible for examining financial statements and detailed documents included with financial statements.
4 One outside auditor resigned on October 31, 2005. At the Ordinary General Meeting of Shareholders scheduled for March 2006, the Company will appoint a new outside auditor(s). The move to adopt a Board of Auditors with at least half its members being outside auditors will bring the Company into compliance with rule changes introduced on May 1, 2005. These rule changes resulted from partial amendments to the Law Concerning Special Rule of Commercial Code Concerning Audit, etc. of Joint Stock Company (Law No. 149 of December 12, 2001).
3. Other measures

A management council made up of the fulltime Managing Directors and Division General Managers contributes to swift and appropriate decision making at the Company. The management council meets to discuss important business matters. It is also responsible for managing the business results of the Company and its consolidated subsidiaries and equity method affiliates, referred to as “Group companies”. The management council advises the President and Directors to assist in the appropriate execution of business, including the convening of extraordinary Board meetings.
Preparation and operation of internal management structure
1. Organization and structure for internal auditing
The Internal Auditing Department, which reports directly to the President, is responsible for the internal audit of the Group companies. The Internal Auditing Department has a staff of approximately 10 employees. Its employees audit every aspect of the internal organization and Group companies. Audits are conducted at least every two years, according to the schedule laid out by the auditing plan. Audit findings are submitted as reports to the President. After auditing, organizations are monitored every three months to trace the progress of improvements to address deficiencies uncovered by audits.
The Internal Auditing Department and auditors work independently but maintain close communications. The Internal Auditing Department reports the findings of audits to the full-time auditor, in order to contribute to audits by the board of statutory auditors.
2. Internal Control Committee
As a consolidated subsidiary of LGI, whose shares are listed on the U.S. NASDAQ Stock Market, Jupiter Telecommunications is required to comply with the US Sarbanes-Oxley Act starting by the end of fiscal 2006. The Company is taking steps to strengthen and promote its internal control structure, centering on compliance with the Sarbanes-Oxley Act. In May 2005, the Company established an Internal Control Committee chaired by the Vice President for Administration. An Internal Control Project Secretariat was also established to perform concrete planning and execution under the direction of the Internal Control Committee.
3. Preparation of compliance structure
The Compliance Committee at Jupiter Telecommunications is chaired by the Vice President for Administration. The committee is responsible for strengthening and promoting a Company-wide structure for compliance. The Company’s compliance manual was completely revised in August 2005 and copies were distributed to full-time and contract employees of Group companies. Jupiter Telecommunications also implements compliance training as part of its management training program.
In addition, the Company has been presenting its “Speak Up” initiative at Group companies since May 2005. The initiative provides an avenue for employees to speak out about compliance issues through direct consultation with the Compliance Committee or an outside lawyer. The initiative functions as a safeguard against situations that, for whatever reason, make it difficult to deal with or report compliance issues under the normal chain of command.
4. Information management and risk management structure
The Information Security Committee at Jupiter Telecommunications is chaired by the Vice President for Administration. The committee meets regularly to promote stronger measures for information security. The committee’s initiatives include implementing security-hole measures for all systems. Jupiter Telecommunications is also taking steps to protect personal information in response to the Personal Information Protection Law, which came into effect in April 2005. Almost all Group companies have acquired certification under the Privacy Mark program operated by the Japan Information Processing Development Corporation (JIPDEC).
As part of its risk management structure, the Company has established a system for 24/7 monitoring of networks at Group companies. The system is designed to ensure stable provision of broadcast and telecommunications services and swift response to network interruptions.

(8) Items relating to parent companies
a. Business names of parent companies

		Voting Rights Held		Place of Listing for
Business Name or Title of	Description	by Parent Company		Shares Issued by
Parent Company		(Percentage of Indirectly		Parent Company
		Held Shares)

LMI/Sumisho Super Media, LLC[5]	Parent company	62.65%		—

Liberty Global, Inc.	Parent company	62.65%		NASDAQ

Sumitomo Corporation	A company of which the Company is an equity method affiliate	0.00 (25.90	% %)	Tokyo Stock Exchange, Osaka Securities Exchange, Nagoya Stock Exchange, Fukuoka Stock Exchange

5 LMI/Sumisho Super Media, LLC is a joint-venture company established by subsidiaries of Liberty Global Inc. (58.66% stake) and Sumitomo Corporation (41.34%). Sumitomo Corporation indirectly holds shares of Jupiter Telecommunications through its stake in LMI/Sumisho Super Media, LLC.
b. Business name or title of parent company with greatest influence on Jupiter Telecommunications and explanation thereof

Business name or title of
listed company with greatest
influence on Jupiter
Telecommunications	Liberty Global, Inc.

Explanation	Decisions regarding the operation of parent company LMI/Sumisho Super Media, LLC are decided by a two-person committee. Each shareholder of LMI/Sumisho Super Media, LLC appoints one member to this committee. Of the two shareholders, Liberty Global, Inc. holds the ultimate decision-making authority on stalemate issues, effectively giving it 100% decision-making authority over LMI/Sumisho Super Media, LLC. Consequently, Liberty Global, Inc. exercises the greatest influence on Jupiter Telecommunications.

c. Relationship of the Company to Liberty Global, Inc. and Sumitomo Corporation
As of December 31, 2005, Liberty Global, Inc. effectively exercised 100% decision-making authority over LMI/Sumisho Super Media, LLC, which owns a 62.65% stake in Jupiter Telecommunications. Sumitomo Corporation indirectly owns a 25.90% stake in Jupiter Telecommunications through its holdings in LMI/Sumisho Super Media, LLC. Consequently, Jupiter Telecommunications is an equity method affiliate of Sumitomo Corporation.
As of December 31, 2005, Liberty Global, Inc. and Sumitomo Corporation had each appointed three part-time directors to Jupiter Telecommunications. The outside directors have provided input on ways to maximize the corporate value of the Company. In addition, Liberty Global, Inc. and Sumitomo Corporation have each appointed one part-time auditor to Jupiter Telecommunications.
d. Ensuring independence from parent companies
Jupiter Telecommunications is steered by a management team that consists of a majority of full-time directors. The management team makes independent decisions about the Company’s business activities. Almost all of the Company’s customers are general consumers or general corporations not related to the parent companies of Jupiter Telecommunications. Therefore, the Company already achieves an adequate level of independence from parent companies in its business activities.

3.Business Results and Financial Conditions
(1) Business Results (comparisons are year-on-year)
As of December 31, 2005, RGUs of the Jupiter Telecommunications consolidated Group had increased as follows: cable TV, by 202,300 to 1,684,900 households, high-speed Internet access, by 155,600 to 864,200 households and telephony services, by 184,800 to 911,300 households.
The number of customer connected stood at 2,002,800, an increase of 258,000. The average RGU per customer also increased, standing at 1.73 compared to 1.67 as of the end of the twelve-month period to December 2004. (Note: the data on RGUs are totals for the Group’s consolidated subsidiaries excluding affiliated franchise companies.)
During the twelve-month period ended December 31, 2005, the Company reported revenue of ¥183,144 million, an increase of 14% (in value terms, an increase of 21,797 million yen). Operating income increased by 8% (by ¥1,884 million) to ¥24,475 million. Net income was ¥19,333 million, an increase of 79% (or of ¥8,512 million).
The following discusses reasons for changes in the major categories of revenues and expenses.
a. Revenue
Total revenue increased by ¥21,797 million, or 14%, from ¥161,346 million for the twelve months ended December 31, 2004 to ¥183,144 million for the twelve months ended December 31, 2005. The impact on revenue for 2005 system acquisitions was ¥4,042 million for the twelve months ended December 31, 2005.
Subscription Fees
Subscription fees increased by ¥22,552 million, or 16%, from ¥140,826 million for the twelve months ended December 31, 2004 to ¥163,378 million for the twelve months ended December 31, 2005. Cable television subscription fees increased by ¥9,387 million, or 12%, from ¥75,867 million for the twelve months ended December 31, 2004 to ¥85,254 million for the twelve months ended December 31, 2005. High-speed Internet subscription fees increased by ¥7,302 million, or 18%, from ¥40,123 million for the twelve months ended December 31, 2004 to ¥47,425 million for the twelve months ended December 31, 2005. Telephony subscription fees increased by ¥5,863 million, or 24%, from ¥24,836 million for the twelve months ended December 31, 2004 to ¥30,699 million for the twelve months ended December 31, 2005. These increases were primarily the result of subscriber growth in our consolidated franchises of 14% for cable television, 22% for high-speed Internet and 25% for telephony. The 12% increase in cable television subscription fees was due in part to the increasing proportion of cable television subscribers who subscribe to our digital service, for which we charge a higher fee compared to the analog service. As of December 31, 2005 37% of our cable television subscribers were receiving our digital service, compared to 16% as of December 31, 2004. The 18% increase in high-speed Internet subscription fees was attributable in part to increasing penetration of our premium 30Mbps high-speed Internet service, which was introduced in the fourth quarter of 2003 and for which we charge our subscribers fees higher than those for our 8Mbps basic high-speed Internet service subscription service. As of December 31, 2005 37% of our high-speed Internet subscribers(excluding CTK and Setamachi) were receiving the 30Mbps service in the area where J:COM offer it, compared to 26% as of December 31, 2004. The 24% increase in telephony subscription fees was attributable to a 25% increase in subscribers that was partly offset by a decrease in the average monthly telephone call revenue per subscriber.
Other
Other revenue decreased by ¥754 million, or 4%, from ¥20,520 million for the twelve months ended December 31, 2004 to ¥19,766 million for the twelve months ended December 31, 2005. The decrease was primarily attributable to ¥1,583 million, or 34%, decrease in installation charges from ¥4,681 million for the twelve months ended December 31, 2004 to ¥3,098 million for the twelve months ended December 31, 2005. This decrease was due to a decrease in the average amount we charged for installation of our services as a result of marketing campaigns during the period, partially offset by a 7% increase in the number of new installations. All other revenues, including advertising, program production, commission and other fees, and charges and sales made to our unconsolidated managed franchises for management, programming, construction materials and labor and other services increased by ¥829 million or 5% from ¥15,839 million for the twelve months ended December 31, 2004 to ¥16,668 million for the twelve months ended December 31, 2005, primarily as a result of higher advertising, commissions and construction revenues.

b. Operating Costs and Expenses
Operating and Programming Costs
Operating and programming costs increased by ¥9,564 million, or 14%, from ¥66,570 million for the twelve months ended December 31, 2004 to ¥76,133 million for the twelve months ended December 31, 2005. The impact on operating and programming costs for 2005 system acquisitions was ¥1,810 million with the remaining increase primarily the result of approximately ¥1,634 million increase in programming costs associated with the 14% increase in the number of cable television subscribers, ¥1,179 million increase in access charges, and ¥816 million increase in digital cost. The remaining of the increase was the result of increases in expenses associated with the expansion of our network and the increase in the number of subscribing customers during the period.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased by ¥5,460 million, or 17%, from ¥31,527 million for the twelve months ended December 31, 2004 to ¥36,988 million for the twelve months ended December 31, 2005. The impact on selling, general and administrative expenses for 2005 system acquisitions was approximately ¥1,357 million with the remaining of the increase primarily attributable to an increase in sales related headcount and associated labor costs and other office overhead associated with providing customer service support to our customers, and an increase in advertising and marketing expense. These increases were also associated with the increase in the number of subscribing customers in the period.
Stock Compensation Expenses
Stock compensation expense increased by ¥2,125 million, from ¥84 million for the twelve months ended December 31, 2004 to ¥2,210 million for the twelve months ended December 31, 2005. To account for its stock-based compensation plans to employees, the Company uses the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB No. 25” (“FIN No. 44”). On the other hand, the Company accounts for stock-based compensation plans to non-employees and employees of nonconsolidated affiliated companies by using the fair market value method, which is prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation,” and under Agreement 00-12 of the Emerging Issues Task Force, “Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee” (“EITF 00-12”).
This increase was primarily attributable to the increase in our stock price since our IPO in March 2005, compared to the applicable exercise price of stock options issued to our management and staff
Depreciation and Amortization
Depreciation and amortization expenses increased by ¥2,765 million, or 7%, from ¥40,573 million for the twelve months ended December 31, 2004 to ¥43,338 million for the twelve months ended December 31, 2005. The increase was primarily attributable to additions to the fixed assets related to the installation of services to new customers, and the expansion and upgrade of our network.
c. Other Costs and Expenses
Interest Expense (Net)
Interest expense, net decreased by ¥2,398 million, or 24%, from ¥10,101 million for the twelve months ended December 31, 2004 to ¥7,703 million for the twelve months ended December 31, 2005. The total amount of our indebtedness, including capital leases, decreased by ¥46,402 million, or 20%, from ¥231,529 million as of December 31, 2004 to ¥185,127 million as of December 31, 2005. The majority of this decrease occurred in March 2005 as a result of the repayment of our ¥50,000 million subordinated loan facility following our successful initial public offering.
Other Income (Expense), Net
Other income, net, increased by ¥284 million, from ¥37 million for the twelve months ended December 31, 2004 to ¥322 million for the twelve months ended December 31, 2005.

Equity in Earnings of Affiliates
Equity in earnings of affiliates increased by ¥42 million, or 7%, from ¥610 million for the twelve months ended December 31, 2004 to ¥651 million for the twelve months ended December 31, 2005. The increase as primarily attributable to increased earnings from affiliates for the twelve months ended December 31, 2005.
Minority Interest in Net Income
Minority interest in net income increased by ¥538 million, or 117%, from ¥459 million for the twelve months ended December 31, 2004 to ¥997 million for the twelve months ended December 31, 2005.
Income Tax (Expense)/Benefit
Income tax (expense)/benefit decreased by ¥4,930 million, from ¥1,858 million tax expense for the twelve months ended December 31, 2004 to a ¥3,071 million tax benefit for the twelve months ended December 31, 2005. This decrease was due primarily to ¥7,539 million of deferred tax benefit recognized in the second and fourth quarters of 2005, as a result of valuation allowances that were reversed for certain franchises as we believe the related deferred tax assets will be realizable in future years.
Cumulative Effect of Accounting Change
In 2005 the Company changed its method of accounting for asset retirement obligations and recorded ¥486 million of expense as cumulative effect of change in accounting.
(2) Financial situation
As of December 31, 2005, cash and cash equivalents were at ¥35,283 million, an increase of 239% (or ¥24,863 million) compared to cash as of December 31, 2004.
The following is a summary of cash flow during the twelve-month period ended December 31, 2005.
Cash Flows from Operating Activities
Net cash provided by operating activities was ¥62,059 million for the twelve months ended December 31, 2005, compared to ¥52,512 million the twelve months ended December 31, 2004, or an increase of ¥9,546 million. The increase was primarily the result of a ¥6,774 million increase in OCF (revenue from which is subtracted operating and programming costs and selling, general and administrative expenses).
Cash Flows from Investing Activities
Net cash used in investing activities was ¥58,526 million for the twelve months ended December 31, 2005, compared to ¥39,882 million for the twelve months ended December 31, 2004, or an increase of ¥18,644 million. The increase was primarily attributable to a ¥7,908 million increase in capital expenditures, ¥11,551 million increase in the amount of acquisition of new subsidiaries and acquisitions of minority interest.
Cash Flows from Financing Activities
Net cash generated from financing activities was ¥21,330 million for the twelve months ended December 31, 2005, compared to net cash used in financing activities of ¥9,996 million for the twelve months ended December 31, 2004. The net cash generated in the twelve months ended December 31, 2005 primarily consisted of ¥91,420 million net proceeds from issuance of common stock as a result of our initial public offering (including exercise of stock options), offset by a ¥58,888 million net reduction of long-term and short-term debt, and ¥11,970 million in principal payment of capital leases.
(3) Business Risk
The Jupiter Telecommunications consolidated Group is subject to various risks in operating our business activities. Although there is a possibility to fluctuate the Group’s financial position, operating result and cash flow in case a certain risk becomes actual, however, the Group is trying to avoid such risk as much as possible.
With regard to risks not under direct control of the Group, major items at December 31, 2005 are as follows;
a. Changes of natural environment
This includes damage of the Group’s distribution equipments caused by natural disaster.

b. Changes of market environment
This includes intensifying competition among service providers whose service is similar to the Group’s one, strengthening of legal restrictions, deterioration of market trends, and so forth.
c. Changes of transactional environment for the Group
This includes suspension of business transactions with program suppliers, providers of network infrastructure, suppliers of equipment for transmitting and receiving services such as digital set top box.
The detail will be shown on descriptions of annual security report Jupiter Telecommunications will submit on March 2006.
(4) Plan for application of fund and result for appropriation of fund related to public stock offerings of issuance at market price
Jupiter Telecommunications went public on the JASDAQ exchange and raised approximately ¥82,954 million through the public stock offerings on March 22, 2005. In addition, the company raised the fund approximately ¥8,710 million through the allocation of new shares to a third party. The company plans to apply these funds for repayment of debt loans, acquisition of cable television companies and capital expenditure. The plan has made steady progress.
4.Changes in executives
(1) Resigned auditor
The following was already disclosed on November 2nd, 2005.
Hitoshi Yoshimura (as of October 31, 2005)
(2) Changes in appointments
These were already disclosed on March 30, 2005, July 1st, 2005, November 2nd, 2005 and January 5, 2006.

5.Consolidated Annual Financial Statements
JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(YEN IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	12 months ended	12 months ended
	December 31, 2005	December 31, 2004	Change
Account	Amount	Amount	Amount	(%)
Revenue:
Subscription fees	163,378	140,826	22,552	16.0
Other	19,766	20,520	(754)	(3.7)

	183,144	161,346	21,797	13.5

Operating costs and expenses
Operating and programming costs	(76,133)	(66,570)	(9,564)	(14.4)
Selling, general and administrative	(36,988)	(31,527)	(5,460)	(17.3)
Stock compensation	(2,210)	(84)	(2,125)	—
Depreciation and amortization	(43,338)	(40,573)	(2,765)	(6.8)

	(158,669)	(138,754)	(19,914)	14.4

Operating income	24,475	22,592	1,884	8.3

Other income (expenses):
Interest expense, net:
Related parties	(988)	(4,055)	3,067	75.6
Other	(6,715)	(6,046)	(669)	(11.1)
Other income, net	322	37	284	—

Income (loss) before income taxes and other items	17,094	12,528	4,566	36.4

Equity in earnings of affiliates	651	610	42	6.8

Minority interest in net (income) losses of consolidated subsidiaries	(997)	(459)	(538)	(117.4)

Income before income taxes	16,748	12,679	4,069	32.1

Income tax (expense)/benefit	3,071	(1,859)	4,930	—

Income before cumulative effect of accounting change	19,819	10,821	8,998	83.2

Cumulative effect of accounting change	(486)	—	(486)	—

Net income	19,333	10,821	8,512	78.7

Per Share data
Income before cumulative effect of accounting change per share – basic	3,258.96	2,221.47	1037.49	46.7

Income before cumulative effect of accounting change per share – diluted	3,248.57	2,221.47	1027.10	46.2

cumulative effect of accounting change per share – basic	(80.02)	—	(80.02)	—

cumulative effect of accounting change per share – diluted	(79.76)	—	(79.76)	—

Net income per share – basic	3,178.95	2,221.47	957.47	43.1

Net income per share – diluted	3,168.81	2,221.47	947.33	42.6

Weighted average number of ordinary shares outstanding – basic	6,081,511	4,871,169	1,210,342	24.8

Weighted average number of ordinary shares outstanding – diluted	6,100,971	4,871,169	1,229,802	25.2

(Note)1
Fractional rounded makes some differences with sum of breakdown and total in Change column.
(Note)2
To unify the financial statements of subsidiaries of LGI and LMI, the Company reclassified certain expenses from “selling, general and administrative expenses” to “operating and programming costs” for all periods presented. These reclassifications resulted in Y12,700 million (7.9% of revenues) being moved from the former to the latter category for the twelve-month period ended December 2004. The main expenses subject to reclassification were subscriber billing costs and customer center-related expenses.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(YEN IN MILLIONS)

	December 31, 2005	December 31, 2004	Change
Account	Amount	Amount	Amount
Current assets:
Cash and cash equivalents	35,283	10,420	24,863
Accounts receivable	10,469	8,823	1,645
Loans to related party	—	4,030	(4,030)
Prepaid expenses and other current assets	13,454	4,099	9,354

Total current assets	59,206	27,372	31,833

Investments:
Investments in affiliates	5,155	3,773	1,381
Investments in other securities, at cost	2,890	2,902	(11)

	8,045	6,675	1,370

Property and equipment, at cost:
Land	1,796	1,796	—
Distribution system and equipment	395,738	344,208	51,531
Support equipment and buildings	28,246	15,964	12,282

	425,780	361,968	63,812

Less accumulated depreciation	(144,080)	(108,614)	(35,466)

	281,700	253,354	28,346

Other assets:
Goodwill	150,030	140,659	9,371
Other	17,476	11,231	6,245

	167,506	151,890	15,616

	516,457	439,291	77,165

	December 31, 2005	December 31, 2004	Change
Account	Amount	Amount	Amount

Current liabilities:
Short-term loans	2,000	250	1,750
Long-term debt–current portion	11,508	5,386	6,122
Capital lease obligations–current portion

Related parties	9,253	8,237	1,016
Other	1,299	1,292	7
Accounts payable	19,855	17,164	2,691
Accrued expenses and other liabilities	10,236	8,744	1,492

Total current liabilities	54,151	41,073	13,078

Long-term debt, less current portion	133,096	194,088	(60,993)
Capital lease obligations, less current portion:
Related parties	25,292	19,715	5,578
Other	2,679	2,561	119
Deferred revenue	44,346	39,111	5,234
Severance and retirement allowance	94	2,719	(2,624)
Redeemable preferred stock of consolidated subsidiary	500	500	—
Other liabilities	1,564	180	1,384

Total liabilities	261,722	299,947	(38,226)

Minority interests	3,290	974	2,316

Shareholders’ equity:
Ordinary shares no par value	114,481	78,133	36,348
Additional paid-in capital	195,219	137,931	57,288
Accumulated deficit	(58,353)	(77,686)	19,333
Accumulated other comprehensive income (loss)	98	(8)	106
Treasury stock	(0)	—	(0)

Total shareholders’ equity	251,445	138,370	113,075

	516,457	439,291	77,165

(Note) 1
Fractional rounded makes some differences with sum of breakdown and total in Change column.
(Note) 2
To unify the financial statements of subsidiaries of LGI and LMI, the company reclassified ‘Software’ in ‘Other Assets -Other’ to ‘Support equipment and buildings’ for all periods presented. These reclassifications resulted in Y3,352 million being moved from the former to the latter category for the twelve month ended December 2004.
(Note) 3
Because of the same reason above, the company reclassified current portion of deferred revenue to ‘Accrued expenses and other liabilities’. These reclassifications resulted in Y2,588 million being moved from the former to the latter category for the twelve month ended December 2004.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(YEN IN MILLIONS)

					Accumulated Other
		Additional paid in	Comprehensive		Comprehensive	Total Shareholders’
	Ordinary Shares	capital	Income/(Loss)	Accumulated Deficit	Income/(Loss)	Equity
Balance at January 1, 2004	63,133	122,837		(88,507)	(695)	96,768

Net income:	—	—	10,821	10,821	—	10,821

Other comprehensive income:

Changes in the fair value of derivative financial instruments	—	—	687	—	687	687

Comprehensive income	—	—	11,508	—	—	—

Stock compensation(includes paid not issued options)	—	94		—	—	94

Issuance of common stock	15,000	15,000		—	—	30,000

Balance at December 31, 2004	78,133	137,931		(77,686)	(8)	138,370

Net Income	—	—	19,333	19,333	—	19,333

Other comprehensive income:

Changes in the fair value of derivative financial instruments	—	—	106	—	106	106

Comprehensive income	—	—	19,439	—	—	—

Stock option exercise	466	466		—	—	932

Stock compensation (includes paid not issued options		2,216		—	—	2,216

Treasury stock	(0)			—	—	(0)

Issuance of shares upon IPO, net of related costs	35,882	54,606		—	—	90,488

Balance at December 31, 2005	114,481	195,219		(58,353)	98	251,445

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(YEN IN MILLIONS)

	12 months ended	12 months ended
	December 31, 2005	December 31, 2004

Classification	Amount	Amount

Cash flows from operating activities:
Net income (loss)	19,333	10,821
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	43,338	40,573
Equity in earnings of affiliates	(651)	(610)
Minority interest in net income of consolidated subsidiaries	997	458
Stock compensation expenses	2,210	84
Deferred income taxes	(5,257)	46
Cumulative effect of accounting change	486	—
Changes in operating assets and liabilities, excluding effects of business combinations:
(Increase)/decrease in accounts receivable, net	(974)	(431)
(Increase)/decrease in prepaid expenses and other current assets	(1,499)	5
(Increase)/decrease in other assets	2,810	2,444
Increase/(Decrease) in accounts payable	4,955	(1,185)
Increase/(decrease) in accrued expenses and other liabilities	961	40
Increase/(Decrease) in provision for retirement allowance	(2,676)	648
Increase/(decrease) in deferred revenue	(1,974)	(381)

Net cash provided by operating activities	62,059	52,512

Cash flows from investing activities:
Capital expenditures	(39,701)	(31,793)
Acquisition of new subsidiaries, net of cash acquired	(12,049)	(443)
Change in restricted cash	—	(360)
Investments in and advances to affiliates	140	1,773
Loans to related party	—	(4,030)
Acquisition of minority interest in consolidated subsidiaries	(4,905)	(4,960)
Other investing activities	(2,011)	(69)

Net cash used in investing activities	(58,526)	(39,882)

(YEN IN MILLIONS)

	12 months ended	12 months ended
	December 31, 2005	December 31, 2004

Classification	Amount	Amount

Cash flows from financing activities:
Proceeds from issuance of common stock	91,420	30,000
Net increase in short-term loans	1,750	250
Proceeds from long-term debt	126,904	185,302
Principal payments of long-term debt	(187,542)	(210,098)
Principal payments under capital lease obligations	(11,970)	(11,887)
Other financing activities	768	(3,563)

Net cash provided by (used in) financing activities	21,330	(9,996)

Net increase in cash and cash equivalents	24,863	2,634

Cash and cash equivalents at beginning of year	10,420	7,786

Cash and cash equivalents at end of term	35,283	10,420

Notes to Annual Consolidated Financial Statements
1. Scope of consolidation
(1)	Number of consolidated subsidiaries: 20

(2)	The names of the Company’s consolidated subsidiaries are shown in “1.Status of the Jupiter Telecommunications Co., Ltd.(J:COM) Group”.
2. Scope of application of equity method
(1)	Number of equity method affiliates: 7

(2)	The names of these affiliates are shown in “1.Status of the Jupiter Telecommunications Co., Ltd.(J:COM) Group”.
3. Fiscal year end
The fiscal year end for all consolidated subsidiaries is the same as the date of consolidated.
4. Significant accounting policies
(1)	Accounting standards used to prepare financial statements

The Company prepares its annual consolidated financial statements using terminology, forms and methods of preparation required under accounting principles generally accepted in the United States of America.

(2)	Securities valuation standards and valuation method

To value its securities, the Company applies Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Investments in affiliates (excluding loans):	Equity method
Investments in other securities:	Cost method
When investments in affiliates and unmarketable stocks decline in value, the Company considers the possibility of recognizing impairment losses if such declines are deemed to be more than temporary.

(3)	Valuation standards and valuation methods for derivatives

The Company accounts for derivatives based on SFAS No.133 “Accounting for Certain Derivative Instruments and Hedging Activities” as amended. According to SFAS No. 133, as amended, all derivatives must be fairly valued and recognized on the balance sheet as assets or liabilities.
•	Derivative instrument designated and effectively active as a fair value hedge:

Changes in the fair value of derivative instruments and of the assets or liabilities being hedged are recognized as periodic income/loss.

•	Derivative instrument designated as cash flow hedge—regarding the portion effectively active as a hedge:

Until income/losses on the assets or liabilities being hedged are recognized on the income statement, they must be recognized as other comprehensive income/loss.

•	Derivative instrument designated as cash flow hedge—regarding the portion that is not effectively active as a hedge:

Recognized as periodic income/loss.

•	Derivative instruments not designated as hedge:

Changes in fair value recognized as periodic income/loss.
(4)	Accounting for long-term assets

For long-term assets other than goodwill, the Company evaluates the need for impairment losses on the basis of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which applies to instances when certain portions of book value are deemed unrecoverable or when changes in a situation result in book value becoming unrecoverable.

(5)	Depreciation method for tangible fixed assets

The straight-line method is applied.

Useful lives of major assets:

Distribution equipment:	10~15 years
Buildings:	15~40 years
Support equipment and buildings:	8~15 years
(Assets acquired through capital leases are depreciated over periods ranging from 2-21 years.)
(6)	Valuation standards and valuation methods for goodwill

The Company recognizes as goodwill the difference between costs of acquisition of consolidated subsidiaries and the estimated fair value of the net assets of applicable companies.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company conducts an impairment test once each year or whenever an event occurs that suggests the possibility of impairment.

(7)	Amortization of software

The Company amortizes using the straight-line method based on estimated useful life within the Company (less than 5 years).

(8)	Accounting methods of Asset Retirement Obligation

The company applies FASB Interpretation No. 47 which clarifies that the term asset retirement obligation as used in FASB Statement No.143, Accounting for Asset Retirement Obligations. This interpretation requires to specify legal obligation to asset retirements and recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated when incurred.

(9)	Standards for recognition of important allowances
1)	Bad debt allowance

The Company calculates a bad debt allowance on the basis of actual loss ratios of previous years. It also recognizes estimated uncollectible amounts when such allowances are required (including when payments are due from companies that have gone bankrupt).

2)	Severance and retirement allowance

The Company has an unfunded defined-benefit pension plan, for which it recognizes retirement allowance expenses in accordance with SFAS No. 87 “Employer’s Accounting for Pensions.”

The Company changed its retirement benefit system into Defined Contribution Pension Plan on October 1st, 2005.
(10)	Lease transactions

The Company accounts for leases in accordance with SFAS No.13 “Accounting for Leases.”

(11)	Amortization of intangible assets

Intangible assets consists of customer relationships, which are amortized over the expected lives of our customers.

(12)	Consumption tax treatment

The Company applies the “tax exclusion method” for consumption taxes (where consumption taxes are excluded from income and expense on the income statement, and payables and receivable are recognized net of consumption taxes on the balance sheet).
Subsequent event
The Company acquired shares of Kansai Multimedia Service Co., Ltd. (KMS) from Kansai Electric Power Group and Sumitomo Corporation on January 6, 2006. The Company increased its stake of outstanding shares issued by KMS from 25.75% to 64.0%. Consequently, KMS was made a consolidated subsidiary of the company.
1. Objective of this acquisition
KMS provides cable Internet services in the Kansai region together with the J:COM Group’s managed system operators. With KMS as a consolidated subsidiary of the company, the company will be able to take advantage of the synergies created by having two ISP of KMS and @NetHome Co., Ltd., a wholly- owned subsidiary of the company, in other regions. This will allow the Company to pursue operational synergies for providing better services through joint effort by those two companies for content development, backbone procurement and the launch of new businesses.
2. Outline of Kansai Multimedia Service
Company Established : April 23, 1998
President & CEO : Tetsuo Imagawa
Headquarters : Kita-ku, Osaka city
Capital : ¥2,000 million
Description of Business : Telecommunications business determined by law of telecommunications, and development, manufacturing, sales, maintenance and rent of telecommunications equipment
Acquisition cost : ¥2,275 million
Date of stock acquisition : January 6, 2006

6. Manufacturing, Orders and Sales
The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) is primarily involved in providing cable TV, high-speed Internet access, and telephony services. Accordingly, the Group has nothing to report regarding manufacturing and orders.
The details of revenue — subscription fees are as shown under “3.Business Results and Financial Conditions — (1)Revenue”.
7. Segment Information
(1) Operating segments
The Jupiter Telecommunications Group (the Company and its consolidated subsidiaries) operates a single segment which it calls the cable TV businesses. Therefore, information on operating segments has been omitted in this section.
(2) Segment information by region
Because the Company does not have any overseas subsidiaries or branches, this section is not applicable.

(Translation from Japanese disclosure to JASDAQ)
January 30, 2006
Annual Financial Results Release
For the 12 Months Ended December 31, 2005
Jupiter Telecommunications Co., Ltd. (Parent Company Only)
Company code number: 4817 (URL http://www.jcom.co.jp/)
Shares traded: JASDAQ
Location of headquarters: Tokyo
Executive position of legal representative: Tomoyuki Moriizumi, Chief Executive Officer
Please address all communications to:

Koji Kobayashi,	IR Department	Phone: +81-3-6765-8158	E-Mail: KobayashiKo@jupiter.jcom.co.jp
Toshiki Kobayashi,	General Accounting	Phone: +81-3-6765-8181	E-Mail: KobayashiT@jupiter.jcom.co.jp
Date of Board of Directors’ meeting for approval of annual financial results: January 30, 2006
Provision for interim cash dividends: Provision exists
Date of annual shareholders meeting: March 28, 2006
Number of shares in unit share system: No
Name of parent companies (Percentage of voting rights held in the Company)
LMI/Sumisho Super Media, LLC (62.65%*)
Liberty Global, Inc. (Listed on the NASDAQ) (62.65%)

*	Percentage of shareholdings in LMI/Sumisho Super Media, LLC is 58.66% for Liberty Global, Inc. and 41.34% for Sumitomo Corporation
1. Operating results (From January 1, 2005 to December 31, 2005)
(1) Financial results

(In millions of yen, with fractional amounts rounded)
	Net sales		Operating Income		Ordinary Income		Net Income

		%		%		%		%
December 31, 2005	75,002	17.1	1,264	(20.6)	2,109	42.0	(2,141)	36.4
December 31, 2004	64,060	21.0	1,593	18.9	1,485	27.2	(1,570)	(241.2)

		Net income	Net income	Ordinary income	Ordinary income
	Net income	per share	ratio	ratio	ratio
	per share	(diluted)	to net worth	to total assets	to net sales

	(Yen)	(Yen)%		%	%
December 31, 2005	(352.11)	—	(1.5)	0.9	2.8
December 31, 2004	(322.36)	—	(1.9)	0.8	2.3

(Notes)
1. Average number of outstanding shares during term:

December 2005 term: 6,081,511 shares	December 2004 term: 4,871,169 shares
2. Changes in accounting methods: None
3. The percentages shown next to revenue, operating income, income before income taxes and net income represent year-on-year changes.

(2) Dividend information

				Total amount of		Total amount of
	Annual cash dividends per share			annual cash	Dividends payout	dividends ratio to
		Interim	Year-end	dividends	ratio	shareholders’ equity
	Yen	Yen	Yen	Million yen
December 31, 2005	—	—	—	—	—	—
December 31, 2004	—	—	—	—

(3) Financial position

(In millions of yen, with fractional amounts rounded)
			Equity capital ratio to	Shareholders’ equity
	Total assets	Shareholders’ equity	total assets	per share
	(Millions of yen)	(Millions of yen)%		(Yen)
December 31, 2005	320,208	185,332	57.9	29,122.68
December 31, 2004	155,914	94,876	60.9	18,436.61

(Notes)
Number of outstanding shares at end of term

December 2005 term: 6,363,840 shares	December 2004 term: 5,146,074 shares
2. Forecasts for December 2006 term
(From January 1, 2006 to December 31, 2006)
We are a multiple system operator, who supports managed system operators. We don’t disclose our own forecast since our business results depend on managed system operators’ performance.

(Translation from Japanese disclosure to JASDAQ)
Annual financial Statements
For the 12 Months Ended December 31, 2005
JUPITER TELECOMMUNICATIONS CO., LTD
(Parent Company Only-Japanese GAAP)
STATEMENTS OF OPERATION
(YEN IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	12 months ended	12 months ended	Change
	December 31, 2005	December 31, 2004
Account	Amount	Amount	Amount	(%)
Sales	75,002	64,060	10,942	17.1
Cost of sales	56,327	49,903	6,424	12.9

Gross income	18,675	14,157	4,518	31.9

Selling, general & administrative expenses	17,411	12,564	4,847	38.6
Wages and salaries	5,696	3,994
Retirement cost	308	569
Employee’s benefit	2,670	1,934
Rent expense	887	644
Consulting expenses	5,040	3,209
Depreciation expense	618	513
Other	2,192	1,701

Operating income	1,264	1,593	(329)	(20.6)

Non-Operating profit	2,586	4,018	(1,432)	(35.6)
Interest revenue	1,564	3,823
Guarantee fee	100	172
Dividends	669	—
Exchange gain	13	1
Other	240	22

Non-Operating charges	1,741	4,126	(2,384)	(57.8)
Interest expense	642	3,006
Guarantees expense	221	105
Long term prepaid guarantees amortization	543	673
Stock issue cost amortization	286	76
Other	46	266

Ordinary income	2,109	1,485	623	42.0

Extraordinary gains	—	2	(2)	—

Extraordinary losses	4,228	3,044	1,183	38.9
Loss on one-time amortization of loan expense	2,845	3,044
Loss on sale of investment securities	1,383	—

Net loss before taxes	2,119	1,557	562	36.1
Income taxes & inhabitant taxes	22	13	9	67.0

Net loss after taxes	2,141	1,570	571	36.4

Accumulated loss brought forward from the previous term	16,025	14,455	1,570	10.9

Accumulated loss as of the term-end	18,166	16,025	2,141	13.4
* Fractional rounded makes some differences between sum of breakdown and total in Change column.

JUPITER TELECOMMUNICATIONS CO., LTD
(Parent Company Only-Japanese GAAP)
BALANCE SHEETS
(YEN IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	December	December			December	December
	31, 2005	31, 2004	Change		31, 2005	31, 2004	Change
Account	Amount	Amount	Amount	Account	Amount	Amount	Amount
Current assets:				Current liabilities:
Cash and cash equivalents	22,268	1,504	20,763	Accounts payable-Trade	8,235	7,700	536
Accounts receivable-Trade	11,081	9,647	1,434	Other current liabilities	1,455	1,109	346

Merchandises	957	183	774	Total current liabilities	9,690	8,809	881

Prepaid expenses	162	72	90
Advances to suppliers	32	35	(3)
Deposit	—	2,000	(2,000)
Other current assets	450	135	316

Total current assets	34,950	13,576	21,374

Fixed assets:

				Fixed liabilities:
Buildings	971	988	(17)	Long-term debt	125,000	50,000	75,000
Other structure	36	37	(0)	Severance and retirement allowance	—	2,163	(2,163)
Machinery and equipment	910	485	424	Retirement cost to directors	45	26	20
Land	429	429	—	Other long term liabilities	141	40	100

Tangible fixed assets	2,346	1,939	407	Total fixed liabilities	125,186	52,229	72,957

Trademark	0	2	(2)	Total Liabilities	134,876	61,038	73,838

Software	2,399	1,325	1,074
Telephone rights	9	9	—

Intangible fixed assets	2,408	1,336	1,072

Investment securities	2,867	2,867	—

Investments to subsidiaries and affiliates	155,205	68,708	86,497
Contribution to related parties	3	3	—	Paid-in Capital	114,481	78,133	36,348
Long-term loans to others	286	302	(16)	Advance on subscription	0	—	0
Long-term loans to related parties	120,000	63,000	57,000	Capital surplus:
Long-term prepaid expenses	803	3,458	(2,655)	Additional paid-in capital	89,017	32,768	56,249
Guarantees	726	594	131	Retained earnings:
Other assets	149	18	133	Accumulated losses	(18,166)	(16,025)	(2,141)

Total investments and other assets	280,039	138,950	141,090	Total retained earnings	(18,166)	(16,025)	(2,141)

Total fixed assets	284,793	142,225	142,569	Treasury stock	(0)	—	(0)

Differed revenue				Total Stockholder’s equity	185,332	94,876	90,456

Stock issuance cost	465	113	351

Total Deferred charges	465	113	351

Total Assets	320,208	155,914	164,294	Total Liabilities & Stockholders’ equity	320,208	155,914	164,294

* Fractional rounded makes some differences between sum of breakdown and total in Change column.

(Note)

		December 31, 2005	December 31, 2004
1.	Accumulated depreciation of Tangible fixed assets	¥513 million	¥379 million
2.	Guarantee liabilities (for bank loan)	¥30,457 million	¥150,573 million
3.	Pledged assets (Security for the loan by project finance)
	Long-term loan to related parties	– million	¥63,000 million
	Investments to subsidiaries and affiliates	– million	¥55,175 million
	Other assets (Contribution to affiliates)	– million	¥3 million
	Total	– million	¥118,178 million
4.	Increase of capital stock (Insurance of new stock)

	In number of	Total amount
Type of Issue	outstanding shares	at issue price	Amount received	Amount capitalized
Public offerings	1,091,500 Share	¥87,320 million	¥82,954 million	¥32,472 million
Green shoe option	114,608 Share	¥8,710 million	¥8,710 million	¥3,410 million
Exercise of stock option	11,658 Share	¥932 million	¥932 million	¥466 million
Total	1,217,766 Share	¥96,962 million	¥92,596 million	¥36,348 million
JUPITER TELECOMMUNICATIONS CO., LTD
Significant Accounting Policies
1.	Securities Valuation Method
Investments to subsidiaries
     Acquisition cost by the moving average method
Other investments
     Non-marketable Securities
     Acquisition cost by the moving average method
2.	Inventory Valuation
Merchandise
     Lower of cost or market by the moving average method
3.	Depreciation Method of Tangible Fixed Assets
The straight-line method is applied.

Buildings:	15~60 years
Support equipment and buildings:	8~15 years
4.	Amortization Method of Intangible Fixed Assets
Straight-line method pursuant to the Corporate Tax Law
With regard to software for in-house use, straight-line method over estimated in-house useful life (5 years).
5.	Long term Prepaid Expenses
Amortized using straight-line method.
6.	Deferred Charges
Stock Issue Charges
Amortized equally in three years pursuant to the provisions of the Commercial Code
7.	Allowance and Reserve
(1)	Allowance for Bad debts

Calculate based on historical bad debt ratio approach for general receivables and on debtor’s financial evaluation approach for particular doubtfuls.

(2)	Reserve for Retiring Benefits

Set aside estimated retirement benefit liabilities at as of this term end using actuarial calculations.

(3)	Reserve for Retiring Benefits for directors

Necessary payment as of this term-end based on the internal regulations.
8.	Important foreign exchange hedge method
(1)	Hedge accounting method

Deferred hedge method is applied. When allotment is applicable, such method is used.

(2)	Measure and object for hedge

Hedge measure: Foreign exchange reserve, and interest swap

Object for hedge: Account receivables and payables in foreign currency, and interest of debt loans with variable interest rate

(3)	Hedge policy

The Company tries to minimize the risks of foreign exchange fluctuations of account receivables and payables in foreign currency as well as the risks of fluctuations of interest rate for debt loans based on the Company’s internal regulations.

(4)	Valuation of hedge

Valuation is done comparing reserved rates and actual rates at closing dates and settlement dates. With regard to interest swap, valuation is done by the interest risk as object for hedge being diminished.
9.	Lease transaction

Except for finance lease where ownership is expected to transfer to the lessee, the accounting method for lease transactions in conformance with accounting policy of general lease transaction is applied.

10.	Consumption Taxes

Consumption taxes are excluded from income and expenses in Statement of Operations, and net of payables / receivables of Consumption Taxes are recorded in Balance Sheet.
Additional information
1.Pro forma standard tax
“Law for partial amendments to Local Tax Law” (2003, Law No. 9) was promulgated on March 31, 2003, and Pro forma standard tax was adopted for a fiscal year starting after April 1, 2004. Hence, the Company recognize value-added portion and capital portion of Corporate Enterprise Tax, according to the “Practical treatment regarding the presentation on the Statement of Operations for Pro forma standard tax portion in Corporate Enterprise Tax” (ASBJ February 13, 2004).
As a result of above, the selling, general and administrative expense and Net loss before income taxes increased by ¥134 million, while the Operating income, and Ordinary income decreased the same amount.
2. Retirement allowance system
The Company was under the defined retirement allowance plan, however with the enforcement of Defined-Contribution Pension Law, the Company moved into the defined contribution pension plan on October 1st, 2005. The Company applies Accounting for New Retirement Benefit Plans, which results in the ¥371 million decrease of selling, general and administrative expense and Net Loss before Taxes, and in the same amount increase of Operating income and Ordinary income.
Valuable securities
The company does not hold marketable securities.

Lease transactions
It will be disclosed on EDINET, and the description is omitted.
Subsequent event
The Company acquired shares of Kansai Multimedia Services Co., Ltd. (KMS) from Kansai Electric Power Group and Sumitomo Corporation on January 6, 2006. The Company increased its stake of outstanding shares issued by KMS from 25.75% to 64.0%. Consequently, KMS was made a consolidated subsidiary of the company.
1. Objective of this acquisition
KMS provides cable Internet services in the Kansai region together with the J:COM Group’s managed system operators. With KMS as a consolidated subsidiary of the company, the company will be able to take advantage of the synergies created by having two ISP of KMS and @NetHome Co., Ltd., a wholly-owned subsidiary of the company, in other regions. This will allow the Company to pursue operational synergies for providing better services through joint effort by those two companies for content development, backbone procurement and the launch of new businesses.
2. Outline of Kansai Multimedia Service
Company Established : April 23, 1998
President & CEO : Tetsuo Imagawa
Headquarters : Kita-ku, Osaka city
Capital : ¥2,000 million
Description of Business : Telecommunications business determined by law of telecommunications, and development, manufacturing, sales, maintenance and rent of telecommunications equipment
Acquisition cost : ¥2,275 million
Date of stock acquisition : January 6, 2006

Proposed Appropriation of Cumulative Loss
(Yen in millions)

	Year ended December 31, 2005	Year ended December 31,2004

Cumulative losses for the current term	18,166	16,025

Above loss is disposed as follows

Amount of loss disposition	—	—

Loss carried forward to the next term	18,166	16,025

January 30, 2006
Jupiter Telecommunications Co., Ltd.

Highlight of 2005 Results (1/2)

	Unit: Yen in 100 million (rounding in 10 million yen)

	Year ended	Year ended	Change			2005 result
	December 31,	December 31,		Percent-	2006	vs.2006
Consolidated Income	2005	2004	Amount	age	estimation	estimation (%)	Explanation of changes

Revenue:

Subscription fee	1,634	1,408	226	16%			Revenue breakdown: CableTV 853(+94, or +12%), Internet 474(+73, or +18%), Phone 307(+59, or+24%)
Other	198	205	(8)	(4)%			Installation revenue decreased due to marketing campaign

Total	1,831	1,613	218	14%	2,200	20%

Operating costs and expenses:
Operating & programming costs	761	666	96	14%			In line with increase in RGU, program purchase cost, telephone cost, digital related cost and others increased.
Selling, general & administrative	370	315	55	17%			Headcount increase in preparation for expansion of service area through M&A and others, branding expense, etc
Stock compensation	22	1	21	22x			Fair value(94,100yen) exceeded exercisable price(80,000yen)
Depreciation & amortization	433	406	28	7%			Increase of installation equipments, and the expansion of our network
Operating income	245	226	19	8%	315	29%

Other income(expense):
Interest expense, net	77	101	(24)	(24)%			Debt repayment of 500 in March 05 by IPO.
Other income(expense), net	3	0	3	—

Income before tax, equity, minority	171	125	46	36%
Equity in earnings of affiliates	7	6	0	7%
Minority interest in net income	(10)	(5)	(5)	(117)%

Income before income taxes	167	127	41	32%	270	62%
Income taxes & Other	(26)	19	(44)	—			Reversal of valuation allowance(75)

Net income	193	108	85	79%	185	(4)%

Capital expenditures	397	318	79	25%
Capital lease expenditure	159	126	33	26%

Total	556	444	112	25%

	Year ended	Year ended			As of	As of
	December 31,	December 31,	Explanation of changes		December	December
Cash Flows	2005	2004		Assets and Liabilities	31, 2005	31, 2004	Changes

				Total Assets	5,165	4,393	772

Cash provided by operating activities	621	525	Improvement of OCF(700)*1	Equity	2,514	1,384	1,131

Cash used in investing activities	(585)	(399)	Capital expenditure (397), and Acquisition of new subsidiaries (170), etc	Equity capital ratio to total assets	49%	32%	+17pts

Free Cash Flow	65	81	(Cash provided by operating activities 621) - (Capital expenditure incl. Capital lease 556)	Debt(including capital lease obligations)	1,851	2,315	(464)

Cash generated from financing activities	213	(100)	Proceed on the issuance of common stock(+914), Repayment(-709 incl.capital lease principal payments)	Net Debt	1,498	2,211	(713)

Increase(decrease) of cash	249	26		D/E Ratio (Net)	0.60	1.60	(1.00)pts

*1: OCF (Operating Cash Flow=Revenue — Operating & programming costs — Selling, general & administrative expenses):
· OCF increased by 6.8 billion yen, or 11%, from 63.2 billion yen (OCF margin 39.2%) for the 12 months ended December 31, 2004 to 70 billion yen (OCF margin 38.2%) for the 12 months ended December 31, 2005.
· J:COM expects OCF will increase by mid-teen percentage for the 12 months ending December 2006.
(J:COM applies OCF to management index from this period, instead of EBITDA)

(Cautionary note regarding future-related information)
The forecasts contained in this report have been prepared on the basis of information that is currently available. Because such estimates are inherently very uncertain, actual results may differ from the forecasts. The Company does not guarantee that it will achieve these estimated results and advises readers to refrain from depending solely on these forecasts. Readers should also note that the Company is under no obligation to revise this information on a regular basis.

Jupiter Telecommunications Co., Ltd.

Highlight of 2005 Results (2/2)

	As of	As of
Jcom Group	December 31,	December 31,	Change		Explanation of changes
	2005	2004

Consolidated subsidiaries					Increase (3) - Chofu (Feb ’05), Setamachi (Sep ’05), and Cable TV Kobe (Nov ’05)
Managed system operators	17	16	1	(a)	Decrease (2) - Three subsidiaries (Super Network U, Cable Network Yachiyo and Kisarazu Cable Television) merged to create J:COM Chiba
Others	3	3	0		Other (3) - @NH, J-Finance, and Tec-J

Total	20	19	1	(1)
Equity-method affiliates
Managed system operators	2	2	0	(b)	Managed system operations (2) - FCN (Fukuoka) and Shimonoseki
Others	5	4	1		Others (5) - Green City CATV, Kansai Multimedia Service*2, Jupiter VOD, JDS, and KADOKAWA J:COM Media

Total	7	6	1	(2)	Increase (2) - JDS (July ’05) and KADOKAWA J:COM Media (Nov ’05) Decrease (1) - Cable TV Kobe became subsidiary (Nov ’05)

Other managed system operators	0	1	Δ1	(c)	Decrease (1) - Chofu became subsidiary (Feb ’05)

Group total ((1)+(2))	27	25	2
Managed system operators ((a) +(b)+(c))	19	19	0

	As of	As of
Operating Data	Decmeber 31,	December 31,	Change		Explanation of changes
	2005	2004

RGU — managed franchises*3
CATV	1,796,300	1,592,500	203,800
(Digital CATV)	650,700	243,500	407,200
High-speed internet	911,800	751,600	160,200
Telephony	970,400	773,000	197,400

Total RGU	3,678,500	3,117,100	561,400

Customers connected	2,136,000	1,873,000	236,000

RGU per customer	1.72	1.66	0.06
Customers homes passed	7,890,400	6,861,700	1,028,700
Rate of taking 3 services	21.8%	19.1%	2.7pts up

	Year ended	Year ended
	December 31,	December 31,
	2005	2004	Change		Explanation of changes

Average revenue per customer per	7,497	7,090	407
month(yen)*3	*4	*5
Monthly churn rate*6
CATV	1.3	1.4	Δ0.1
High-speed internet	1.3	1.2	0.1
Telephony	0.7	0.8	Δ0.1

[Reference]

Consolidated subsidiaries only	As of	As of		J:COM Chofu	As of	As of
	December 31,	December 31,	Change		December 31,	December 31,	Change
	2005	2004			2005	2004

RGU				RGU
CATV	1,648,900	1,482,600	202,300	CATV	34,600	29,900	4,700
(Digital CATV)	620,800	232,000	388,800	(Digital CATV)	16,500	6,200	10,300
High-speed internet	864,200	708,600	155,600	High-speed internet	12,400	9,800	2,600
Telephony	911,300	726,500	184,800	Telephony	1,500	—	1,500

Total RGU	3,460,400	2,917,700	542,700	Total RGU	48,500	39,700	8,800

Customers connected	2,002,800	1,744,800	258,000	Customers connected	38,600	32,900	5,700
RGU per customer	1.73	1.67	0.06
Customers Homes Passed	7,296,600	6,287,800	1,008,800

J:COM Setamachi *7
	As of December 31, 2005
CATV Kobe (CTK) *7

	Setamachi	CTK

RGU
CATV	43,400	34,400
(Digital CATV)	23,300	10,200
High-speed internet	21,400	15,300
Telephony	—	—

Total RGU	64,800	49,700
Customers connected	48,600	39,200

*2:	Kansai Multimedia Service became consolidated subsidiary of J:COM in January, 2006.
*3:	The data at December 31, 2004 excludes Chofu, with which we had a management agreement, but in which we did not have an equity investment until 2005.
*4:	Monthly average for January — December, 2005
*5:	Monthly average for January — December, 2004
*6:	Rate=number of cancellation ÷ average number of customers connected ÷ number of months
*7:	Data for Setamachi (renamed from Odakyu Jan’06) and CTK are based on their own calculation methods.